SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2014

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-129347	87-057730
(State or Other Jurisdiction of	Commission File Number	(IRS Employer Identification No.)
Incorporation)

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (56 2) 2657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

Effective August 12, 2014, White Mountain Titanium Corporation (the “Company”) entered into a termination agreement (the “Termination Agreement”) with Lan Shangguan in connection with her management services agreement through Red Creek Consulting Inc. The termination date of the agreement will be November 15, 2014 (the “Termination Date”). Through August 15, 2014, Ms. Shangguan will continue to provide services as Chief Financial Officer of the Company and thereafter through the Termination Date she will continue to provide accounting and related services to assist in the transition to the new Chief Financial Officer (the “Transition Services”). Ms. Shangguan holds vested options to purchase up to 150,000 shares of common stock. Pursuant to the terms of the Company’s 2010 Stock Option/Stock Issuance Plan (the “Plan”) under which the options were granted, these options will expire three months following the Termination Date. Ms. Shangguan also previously received 70,000 shares under the Company’s Management Compensation Plan. These shares are being held in escrow pending completion of the Company’s environmental impact study on its Cerro Blanco project. These shares will be released to Ms. Shangguan upon completion of the EIS or the Termination Date, whichever occurs first. In addition, if Ms. Shangguan furnishes the Transition Services through the Termination Date in a manner a reasonable person in the Company’s position would want, the Company will issue to her as a bonus 70,000 fully vested shares of common stock for no cash consideration (the “Bonus Shares”). The Bonus Shares will be issued on or about the Termination Date under the stock issuance program of the Plan as an incentive for Ms. Shangguan’s cooperation during the transition to the new Chief Financial Officer. Except as amended or modified by the Termination Agreement, the management services agreement will continue in effect until the Termination Date.

A copy of the Termination Agreement is included as Exhibit 99.1 of this report.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Binding Memorandum of Understanding (the “MOU”) dated December 3, 2013, as amended on July 30, 2014, with Grand Agriculture Investment Limited, a Hong Kong company controlled by Kin Wong, the Company’s Chairman and CEO, on August 12, 2014, the Company received US$2,500,000 through the sale of 6,250,000 Second Tranche Units. Each Second Tranche Unit consists of one share of Common Stock and 90% of one warrant to purchase one share of Common Stock at $0.55 per share exercisable immediately upon issuance through December 31, 2017 (the “Second Tranche Warrants”). These 6,250,000 Second Tranche Units, including 5,625,000 Second Tranche Warrants, were purchased by Lee Yuk Kong, a resident of Hong Kong and an accredited investor as defined in Regulation D. The purchase price per unit for these Second Tranche Units was $0.40 per unit.

This sale was made pursuant to Regulation S promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the Second Tranche Units was made in an off-shore transaction as defined in Regulation S and there were no directed selling efforts made in the U.S. by the Company, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing. Applicable offering restrictions were also implemented by the Company in compliance with Rule 903(b)(3) of Regulation S. The investor also agreed to conform to the restrictions on resale of the securities contained in Regulation S. The Company will pay a 7% selling commission of US$175,000 in connection with the sale of these Second Tranche Units to Ambitious King Limited, a Hong Kong corporation pursuant to the terms of the Placement Agent Agreement dated May 23, 2014.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure made in Item 1.01 in regard to the amendment to the management services agreement with Ms. Shangguan’s company as provide in the Termination Agreement is incorporated by reference into this item.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Termination Agreement with Lan Shangguan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: August 13, 2014	By	/s/ Brian Flower
Brian Flower, Executive Vice President